ACE Limited             PO Box HM 1015   441 295-5200 main
                   ACE Global Headquarters Hamilton HM DX   441 296-0087 fax
                   17 Woodbourne Avenue    Bermuda
                   Hamilton HM 08                           www.acelimited.com
                   Bermuda






December 13, 2001

Dear Shareholder:


Effective December 31st, 2001, Mellon Investor Services LLC will become Transfer Agent, Registrar, Dividend Reinvestment Agent and Dividend Disbursing Agent for ACE Limited, as well as agent under our rights agreement. This business is being transferred from our current Transfer Agent, The Bank of New York ("BONY").


Mellon Investor Services LLC, a subsidiary of Mellon Financial Corporation, is a global leader of shareholder services providers. Their comprehensive automated telephone support services are available 24 hours per day, 7 days per week. You can access your account and will be able to effect a wide variety of transactions over the telephone. In addition, Mellon Investor Services' experienced staff is available to you by Internet, email and mail.

Beginning December 31st, 2001, all inquiries and correspondence regarding your ACE common stock should be addressed to Mellon Investor Services LLC. These inquiries would include the following:

       o   Dividend Reinvestment Plan
       o   Lost Certificates
       o   Changes in name, address or ownership
       o   Consolidation of multiple accounts

Mellon Investor Services LLC may be reached as follows:

       Internet:          http://www.mellon-investor.com
       Email:             shrrelations@melloninvestor.com
       Telephone:         1-888-224-2732

                          Customer Service Representatives are available 9:00am to 7:00pm Eastern Standard Time.

       Regular Mail:      Mellon Investor Services LLC
                          P. O. Box 3315
                          South Hackensack, NJ  07606-1915



       Registered or
       Overnight Mail:    Mellon Investor Services LLC
                          85 Challenger Road
                          Ridgefield Park, NJ  07660

Please note, however, that all 2001 tax inquiries, including replacement of 1099's, should be directed to our former Transfer Agent, the Bank of New York. Also, any checks issued prior to December 31st, 2001, will be handled by BONY through the end of June 2002.


As a result of this announcement, please be advised that BONY will no longer be responsible for the Dividend Reinvestment Plan. You will not be able to sell or withdraw your plan shares in accordance with the plan between December 21st, 2001 and December 28th, 2001. On December 31st, 2001, Mellon Investor Services LLC will assume the responsibility for the Plan and all activities pertaining to your account will resume.


We are confident that Mellon Investor Services' commitment to shareholder satisfaction will meet your high expectations for quality and timely service.


Sincerely,



Keith P. White
Chief Administration Officer